Supertex, Inc.	News Release
FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

 Supertex Updates Second Fiscal Quarter Guidance, and
Schedules Earnings Release and Conference Call

Sunnyvale, CA (October 15, 2010) - Supertex, Inc. (NASDAQ GS: SUPX) today announced that it expects second fiscal quarter revenue to be in the range of $22,000,000 to $22,500,000 after accounting for its inventories at distributors and major customer hubs. This represents a decline of 12% from the Company’s previous sales guidance for the second fiscal quarter of an 8% to 10% sequential increase, which translated into expected revenue of $25,000,000 to $25,500,000.  The shortfall was primarily in LED driver sales, which in part resulted from our customers instructing us to temporarily suspend shipments late in September due to a slowdown in their LED TV sales. Medical ultrasound business remained strong. The Company believes the decline in LED driver sales for LCD TV backlighting is temporary and will recover as LED TV sales rebound for the coming holiday season.

The Company plans to announce financial results for its second fiscal quarter ended October 2, 2010, after the market close on Tuesday, October 26, 2010. It will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on October 26, 2010, following the earnings release.  Dr. Henry C. Pao, President and Chief Executive Officer, will present an overview of the second fiscal quarter results, discuss current business conditions, and then respond to questions.

The call is available live for any interested party by dialing 800-862-9098 (domestic) or 785-424-1051 (toll, international) before the scheduled start time and requesting to be connected to the Supertex earnings call.  A recorded replay will be available immediately after the conference call ends by calling 800-283-4783 (domestic) and 402-220-0859 (toll, international) until November 26, 2010.

Forward-Looking Statements:

Forward-looking statements in this press release relate to our second fiscal quarter revenue guidance, our belief that the decline in LED driver sales for LCD TV backlighting is temporary, and our view of LED driver sales recovering as LED TV sales rebound. They are not guarantees of future performance or events but rather they are based upon our current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change.  Some of the risks and other uncertainties associated with these forward-looking statements are detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage analog and mixed signal products for use in the medical, LED lighting, imaging, industrial and telecommunications industries.  Supertex product, corporate, and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.